Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Lou D’Ermilio — FSN
Tuesday, Jan. 16, 2007	212/556-2573
Tom Tyrer — Fox Networks
310/369-0008
Erica Keane — MyNetworkTV
212/301-3613
Joe Favorito — IFL
212/356-4003

FSN & MyNetworkTV REACH STRATEGIC PROGRAMMING
ALLIANCE WITH INTERNATIONAL FIGHT LEAGUE

JOINT VENTURE FORMED TO MANAGE DIGITAL RIGHTS

Weekly Programs to Air on FSN & MyNetworkTV This Season

New York & Los Angeles - FSN and MyNetworkTV have reached a strategic, three-tier television and new media programming alliance with the International Fight League (IFL). The joint announcement was made today by FSN President Bob Thompson, Twentieth Television President Bob Cook, and IFL CEO Gareb Shamus.

International Fight League, Inc. (IFLI:OTCBB), co-founded by Shamus and Kurt Otto, is the world’s first team-based professional Mixed Martial Arts (MMA) league.  The IFL launches its first full 11-date season this Friday, Jan. 19, 2007 in Oakland, Calif.  The IFL operates as a single entity with 12 teams, 10 of which are based in the United States (New York, Seattle, Chicago, Los Angeles, Tucson, Portland, San Jose, Reno, Orange County and the Quad Cities), along with teams in Tokyo and Toronto.

Under terms of the alliance, FSN has multi-year rights to televise 22 one-hour late night event programs, produced by the IFL, beginning in the second quarter of 2007. FSN also has the right to produce related ancillary programming, pay-per-view events and video-on-demand product.

The agreement also calls for FSN and the IFL to establish a joint venture to manage, maximize and distribute IFL-related digital media rights including online/Internet, broadband video and mobile, with the potential to leverage Fox’s powerful digital assets including Myspace, IGN, Fox Mobile Entertainment’s new global distribution partnerships and other potential third party digital platforms.

- more -

FSN/MyNetworkTV/IFL FORM STRATEGIC ALLIANCE—Page 2

“Mixed martial arts, which has evolved tremendously in recent years, is one of the fastest growing sports in the world,” said FSN’s Thompson.  “In addition to FSN committing a regular weekly window to the IFL to help establish the league, News Corp’s broad array of digital platforms positions us perfectly to unlock and maximize the tremendous value of the league’s new media potential.”

In addition to FSN’s weekly program and the digital media joint venture, MyNetworkTV is planning to broadcast 22 two-hour IFL-produced programs to begin in mid-2007. The IFL produced programs for MyNetworkTV will be an exciting combination of event action, highlights, features, vignettes and the league’s latest news.

“We are thrilled to be working with the IFL and we look forward to developing action-filled programming based on their events for our viewers,” said Cook.  “The dynamic nature of IFL’s teamwork and competition also provides a colorful backdrop to go beyond the athletes’ lives outside of the ring.”

“This is a historic day for the sport of Mixed Martial Arts, and we want to thank everyone at FOX for seeing this great opportunity and making it a reality,” said Shamus, IFL co-founder and CEO.  “This partnership will give MMA in general and the IFL in particular a chance to showcase the personalities, training regimen and great skill and discipline that these athletes and their coaches have to a much wider audience both in the United States and eventually around the world.”

The IFL was assisted in the negotiation of the partnership by the William Morris Agency.

Each of the 12 IFL teams for 2007 competes in three regular season events; the teams with the top four overall win-loss team records will advance to the semi-finals, which will be held on Thursday, Aug. 2 at Continental Airlines Arena in East Rutherford, N.J.  The 2007 IFL Finals will be held at The Forum in Los Angeles on Saturday, Sept. 15.  Each of the nine regular season IFL events consists of four teams — each with an athlete in five weight classes competing.  The team that wins the best three of five match setup wins, similar to collegiate and high school wrestling meets. The coach of each team is a world-renown MMA champion, who has assembled his team (the athletes all train as a team together) in a specific city and training center.

The IFL also differs from other MMA organizations in that the bouts are held in an oversized five-rope boxing ring with three, four-minute rounds, each designed to create the most compelling in-arena experience.  The IFL has also exceeded the state regulations for safety in the ring, by outlawing elbow strikes to the head.  The rules also prohibit head butting, hair pulling, elbows to the head or face, and strikes to the spine, kidney, throat or back of the head.  Fighters are not allowed to use abusive language in the fighting area or any form of unsportsmanlike conduct that causes injury to an opponent.

All events will be subject to the rules and approval of the state athletic commissions in each state in which the event will be held.  The scoring system is similar to professional boxing as well.  However, in the event of a draw, a fourth round takes place to decide a winner.

- more -

FSN/MyNetworkTV/IFL FORM STRATEGIC ALLIANCE—Page 3

About FSN

FSN is the nation’s leading provider of local sports.  Through its affiliates and other FNG-owned networks, FSN reaches more than 82 million homes through 25 regional networks.  Fox Networks Group owns FSN Arizona, FSN Detroit, FSN Florida, FSN Midwest, FSN Indiana, FSN North, FSN Northwest, FSN Ohio, FSN Pittsburgh, FSN Prime Ticket, FSN Rocky Mountain, FSN Utah, FSN South, FSN Southwest, FSN Houston, FSN West, Sun Sports and SportSouth.  FSN also has programming affiliations with Comcast-owned regional sports networks in Chicago, Baltimore/Washington, DC and Philadelphia, as well as Rainbow-owned FSN Bay Area, FSN New England, FSN New York, and Madison Square Garden Network.  Based in Los Angeles, FSN owned— or affiliated-regional sports networks serve as the TV home to 68 of the 82 MLB, NHL and NBA teams based in the United States.  FSN produces close to 5,000 live, mostly local, events each year, including nearly 1000 in high definition.  In addition to its thousands of home team games and a wide variety of locally produced sports programs, FSN televises national sports events and programs, including Pac-10 and ACC basketball; Pac-10 and Big 12 football; Best Damn Sports Show Period; CMI: The Chris Myers Interviews; the Mansionpoker.net Poker Dome Challenge, In Focus and The FSN Final Score.  For the latest up-to-the-minute sports new and opinions, visit the FOX Sports/FSN website at www.FOXSports.com.

About MyNetworkTV

MyNetworkTV is the new primetime general entertainment broadcast television network that launched September 5, 2006. Targeted to Adults 18-49 and broadcast television’s only all Hi-Definition network, as well as the only network with original programming 52 weeks a year, MyNetworkTV provides its affiliates 12 hours of programming Monday through Saturday. Currently, MyNetworkTV airs Twentieth Television’s dramas “Wicked Wicked Games,” starring Oscar-winning actress Tatum O’Neal, and “Watch Over Me,” with Dayanara Torres, Casper Van Dien and Catherine Oxenberg,  For more information, please visit www.mynetworktv.com.

About IFL

International Fight League™ (IFL) is the world’s first professional mixed martial arts sports league. IFL has its headquarters in New York, NY and offices in Las Vegas, NV.  For more information about IFL, please see:  www.ifl.tv.